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                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC 20549

                                    FORM 15

   Certificate and Notice of Termination of Registration under Section 12(g)
       of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                 Commission File Number 0-22539


                        ONLINE INTERNATIONAL CORPORATION
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              150 Laser Court
                            Hauppauge, NY 11788
                      Telephone Number: 516-265-9212
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
               OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES

         ___________________________________________________________
          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                  Common Equity, par value $.001 per share
  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                   UNDER SECTION 13(A) OR 15(D) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)   /X/          Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii)  /X/          Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)   / /          Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(i)   / /          Rule 15d-6             / /
          Rule 12h-4(b)(1)(i)   / /

     Approximate number of holders of record as of the certification or notice date: 20

     Pursuant to the requirements of the Securities Exchange Act of 1934, ONLINE INTERNATIONAL CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: APRIL 28, 1998                   By /s/ JAMES RUSSELL
     ---------------------------------   ------------------------------------
                                          James Russell, President